[Logo of Diametrics Medical]

Exhibit 99.1

Contacts:

David Kaysen, CEO

Glen Winchell, CFO

651-639-8035

FOR IMMEDIATE RELEASE

Diametrics Medical Announces Completion of the Sale of

Its Intermittent Testing Business

St. Paul, Minnesota – September 30, 2003 – Diametrics Medical, Inc. (OTCBB: DMED) today announced that it has completed the sale of substantially all of the assets of its intermittent testing business to International Technidyne Corporation (ITC), a wholly owned subsidiary of Thoratec Corporation (NASDAQ: THOR).

Proceeds from the sale included approximately $5.2 million in cash and assumption of $550,000 of related trade payables by ITC. Of the $5.2 million cash, $758,000 has been placed in escrow by ITC for 180 days to fund indemnification obligations, if any, that may arise.

The intermittent testing business manufactures and sells intermittent blood testing products based on electrochemical sensor technology, primarily consisting of the IRMA® SL Blood Analysis System and related cartridges for a broad range of critical care, point-of-care blood analysis. ITC is a leader in the development, manufacture and marketing of point-of-care hemostasis management products for use in hospitals, physicians offices and the home.

The transaction allows Diametrics to focus on the development of its continuous monitoring business, consisting of the TrendCare® continuous blood gas monitoring system, including Paratrend® and Neotrend® sensors for use with adult, pediatric and neonatal patients; and the Neurotrend® cerebral tissue monitoring system, for use in patients with severe head injury or those undergoing surgical intervention in the brain.

“The sale of our intermittent testing business provides Diametrics an opportunity for a new start, by allowing us to dedicate our efforts and resources to the continuous monitoring business,” said David B. Kaysen, Diametrics’ President and CEO. “TrendCare is the only FDA cleared and CE marked product in the world that continuously monitors blood oxygen, carbon dioxide, acidity and core body temperature invivo. As a company, we will now be able to focus our marketing and sales efforts on this unique product, with our initial efforts primarily aimed at the neonatal market, as well as the critically ill pediatric and adult markets.”

“We have created direct sales groups in the United States, Germany and the United Kingdom, and established relationships with key distributors and clinical supporters throughout the world. We will further develop and take advantage of those relationships to help establish the TrendCare product as the standard of care for critically ill neonatal, pediatric and adult patients,” added Kaysen.

About ITC

ITC is a wholly owned subsidiary of Thoratec Corporation. The company develops, manufactures and markets medical devices used in three distinct segments of the medical field. The Hemochron® product line provides point-of-care coagulation monitoring in operating rooms and cardiac catheterization labs. ITC is the technology leader in precision, automated skin-incision technology and manufactures the Tenderlett® Tenderfoot® and Surgicutt® products for fingerstick, infant heel incision, and bleeding-time measurements. The Hemochron and ProTime® microcoagulation system product lines monitor the effect of oral anticoagulation with a simple-to-use instrument for point-of-care, professional and patient self testing use.

About Diametrics

Diametrics Medical, Inc. is a leader in critical care technology. The company is dedicated to creating solutions that improve the quality of healthcare delivery through products and services that provide continuous, accurate and cost-effective blood and tissue diagnostic information. Primary products include the TrendCare® continuous blood gas monitoring system, including Paratrend® and Neotrend® for use with adult, pediatric and neonatal patients; and the Neurotrend® cerebral tissue monitoring system. Additional information is available at the company’s Web site, http//www.diametrics.com.

Statements regarding the company’s expectations about new and existing products, future financial performance and other forward looking statements are subject to various risks and uncertainties, including, without limitation, demand and acceptance of new and existing products, technology advances and product obsolescence, competitive factors, and the availability of capital to finance growth. These and other risks are discussed in greater detail in the company’s filings with the Securities and Exchange Commission.

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